EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com
For more information contact Bill Retterath at (800) 605-DAKT (3258)

Daktronics, Inc. announces second quarter results
Revenue up 27% quarter over quarter
Backlog up 62% to $81 million over last year
Digital billboard volume increases

BROOKINGS, S.D. – November 16, 2005 — Daktronics Inc. (Nasdaq-DAKT) today reported fiscal 2006 second quarter net sales of $75.8 million and net income of $5.2 million, or $0.26 per diluted share, compared with second quarter net sales of $59.5 million and net income of $5.2 million, or $0.26 per diluted share, one year ago.

Backlog at the end of the quarter was approximately $81 million as compared to $50 million at the end of the second quarter of fiscal year 2005.

“It is evident from our strong sales and order performance that the industry is robust and we are well positioned to respond,” said Jim Morgan, president and chief executive officer. “Our success this quarter was attributable to the dedication, hard work and support of our employees, subcontractors, and vendors, who collectively did what it took to design, manufacture and install equipment to meet our many critical deadlines. Orders were up significantly in the commercial market, in large part due to the growing interest in outdoor digital billboards and the national account business. Sports orders also grew, led by the recently announced order for Dolphins Stadium that will showcase the world’s largest high definition LED video display. Finally, we were pleased to see a rebound in our small sports facility business,” said Morgan.

Morgan continued, “Our gross margin percentage was down sequentially from the first quarter. Going forward, we will focus on eliminating the production inefficiencies resulting from the expedited rapid ramp up in production in the past two quarters through increased standardization, economies of scale, and other process improvements. This ramp up during the last quarter had an adverse effect on gross margins. We expect that gross profit margins will improve slightly next quarter given our current backlog and project estimates,” said Morgan.

“A number of noteworthy orders were booked during the quarter. In addition to Dolphins Stadium, we received orders for large sports systems for the Rose Garden in Portland, Oregon, the Delta Center, in Salt Lake City, and the Arrowhead Pond in Anaheim, California. The commercial market bookings included orders for more than 25 digital LED video billboards, and large systems for the new South Coast Casino in Las Vegas, Nevada, Chelsea Piers in New York, and the Emperor Hotel in Macau which will be a landmark display on the island. In the transportation market we booked orders for the Nevada, Connecticut, Idaho, New Jersey, and North Carolina Departments of Transportation and various airport and parking systems throughout the country,” said Morgan.

“Operating expenses were down from the first quarter of this fiscal year led by lower labor costs. Personnel involved in supporting sales efforts spent more time supporting installation, manufacturing and services activities, which are charged to costs of goods sold. Some of these labor costs may be included in selling costs in the next quarter thereby increasing selling costs next quarter. Year over year, operating expenses increased due to higher personnel costs, health insurance, travel and entertainment and our product and distribution expansion efforts.” said Bill Retterath, chief financial officer.

Retterath continued, “We are increasing our capacity based on our backlog and future expectations. Year to date, the company has invested approximately $2.7 million in facility expansion projects, primarily the addition of new plant capacity in Brookings, which should come on line in the last part of the fiscal year and increase manufacturing space by more than 30%. In addition to the cash flow associated with the facility, we expect to purchase additional manufacturing equipment to supplement capacity. We project capital expenditures for the entire fiscal year will be approximately $20 million, which includes $7 million related to the facility’s expansion.”

Morgan concluded, “Based on our backlog going into the third quarter of fiscal year 2006, and expectations of order bookings, we are estimating a range of $65-$72 million in net sales and earnings per diluted share in the range of $0.15 to $0.25. The third quarter is historically the lowest quarter in terms of net sales due to the seasonality of the sports business and the effects of the holidays. We are also increasing our annual guidance for net sales previously projected to increase by more than 15%, to an increase of more than 20% over fiscal year 2005. “

Conference Call Information

The company will webcast its quarterly conference call today at 10:00 am (Central Time). To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on November 16. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21267625. International callers can dial 402-977-9140 and enter code 21267625 to hear the replay by phone.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Six Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Net sales	$75,802	$59,472	$148,147	$118,182
Cost of goods sold	53,485	39,478	103,636	78,070

Gross profit	22,317	19,994	44,511	40,112

Operating expenses:
Selling	9,178	7,348	18,988	14,727
General and administrative	2,683	2,215	5,305	4,833
Product design and development	2,749	2,862	5,233	5,100

	14,610	12,425	29,526	24,660

Operating income	7,707	7,569	14,985	15,452

Nonoperating income (expense):
Interest income	490	314	867	625
Interest expense	(28)	(57)	(79)	(111)
Other income (expense), net	(5)	378	(77)	455

Income before income taxes	8,164	8,204	15,696	16,421
Income tax expense	2,979	3,016	5,880	6,201

Net income	$5,185	$5,188	$9,816	$10,220

Weighted average number of fully
diluted shares and common
equivalent shares	20,134	20,179	20,124	20,152

Earnings per share:
Basic	$0.27	$0.27	$0.51	$0.54

Diluted	$0.26	$0.26	$0.49	$0.51

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	October 29, 2005 (unaudited)	April 30, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$12,140	$15,961
Marketable securities	7,757	8,105
Accounts receivable, less allowance for doubtful accounts	33,658	23,762
Current maturities of long-term receivables	6,133	5,196
Inventories	29,811	24,612
Costs and estimated earnings in excess of billings	21,194	15,301
Prepaid expenses and other	1,886	1,725
Deferred income taxes	5,012	5,076
Income taxes receivable	76	1,812
Rental equipment available for sale	—	2,733

Total current assets	117,667	104,283

Advertising rights, net	2,401	1,722
Long–term receivables, less current maturities	9,553	9,900
Goodwill	2,644	2,621
Intangible and other assets	1,232	1,101
Deferred income taxes	433	782

	16,263	16,126

PROPERTY AND EQUIPMENT:
Land	1,183	1,084
Buildings	18,393	15,386
Machinery and equipment	19,152	17,592
Office furniture and equipment	21,138	19,382
Equipment held for rental	984	835
Demonstration equipment	5,263	5,245
Transportation equipment	4,318	3,810

	70,431	63,334
Less accumulated depreciation	34,969	32,281

	35,462	31,053

TOTAL ASSETS	$169,392	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	October 29, 2005 (unaudited)	April 30, 2005

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$—	$79
Accounts payable	17,779	17,121
Accrued expenses and warranty obligations	12,046	10,973
Current maturities of long-term debt	414	909
Current maturities of long-term marketing obligations	184	304
Billings in excess of costs and estimated earnings	12,041	5,463
Customer deposits	6,020	4,164
Deferred maintenance revenue	3,424	2,983
Income taxes payable	223	—

Total current liabilities	52,131	41,996

Long–term debt, less current maturities	150	171
Long–term marketing obligations, less current maturities	701	595
Deferred income	1,885	1,357
Deferred income taxes	2,090	3,433

	4,826	5,556

TOTAL LIABILITIES	56,957	47,552

SHAREHOLDERS' EQUITY:
Common stock	18,369	17,739
Additional paid–in capital	2,845	2,684
Retained earnings	91,236	83,337
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(6)	159

TOTAL SHAREHOLDERS' EQUITY	112,435	103,910

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$169,392	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 29, 2005 (unaudited)	October 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,816	$10,220
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	4,203	3,555
Amortization	26	51
(Gain) loss on sale of property and equipment	(14)	14
Provision for doubtful accounts	(255)	132
Deferred income taxes, net	(930)	72
Change in operating assets and liabilities	(6,591)	(6,229)

Net cash provided (used) by operating activities	6,255	7,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash consideration paid for acquired business	(130)	—
Purchase of property and equipment	(7,946)	(5,962)
Sales (purchases) of marketable securities, net	348	—
Proceeds from sale of property and equipment	33	21

Net cash used in investing activities	(7,695)	(5,941)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(1,917)	—
Principal payments on long-term debt	(525)	(623)
Net borrowing (payments) on notes payable	(84)	(155)
Proceeds from exercise of stock options and warrants	335	277

Net cash used in financing activities	(2,191)	(501)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(190)	204

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,821)	1,577

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	15,961	16,255

CASH AND CASH EQUIVALENTS END OF PERIOD	$12,140	$17,832